Exhibit 23.4

Consent of Independent Petroleum Engineers

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference into this registration statement on Form S-8 of Mission Resources Corporation (the “Company”) of our reserve report dated as of December 31, 2001 set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas
November 10, 2004